Exciting News from Anthony C. Weagley, President & Chief Executive Officer, Union Center National Bank. Tuesday, January 21, 2014

Dear Team:

I am very excited to announce that we have entered into a merger of equals (MOE) agreement with ConnectOne Bank, a highly regarded, top-performing, full service community bank in New Jersey.

This merger is an important and strategic milestone for us. Together, we will become a powerful $3.0 billion business, with enhanced scale and liquidity. We will be even better positioned to support our customers, leveraging ConnectOne’s progressive investments in technology and infrastructure across a larger organization in key markets across the state.

Like Union Center, ConnectOne understands the meaning of community banking and has demonstrated a solid commitment to meeting their clients’ needs. The possibilities ahead and opportunities for every one of us are equally powerful.

Our expanded presence opens new doors for our bank and our customers that transcend geography. The combined bank will go to market as ConnectOne Bank, a brand name that reflects our shared values and allows us to expand without boundaries.

Over the past several months, I’ve had the opportunity to collaborate with the ConnectOne management team and I’ve been extremely impressed with their commitment to building a best-in-class community bank that creates more value for the employees, customers, shareholders and communities we serve. Our new management team will leverage the talents and strengths of both organizations. I will assume the role of Chief Operating Officer. Frank Sorrentino III, ConnectOne Bank’s CEO, will join as Chairman, CEO and President. Bill Burns, ConnectOne Bank’s Chief Financial Officer, will continue in this role.

I am excited about the coming together of our two amazing teams and even more excited about growing the combined company in a bigger, bolder way - better in the way we interact with customers, operate in our communities and invest in the future. Together, we’ll define the standard for community banking. This merger is testament to each of your contributions and the extraordinary organization we’ve built.

We are working toward a close sometime in the third quarter, once we obtain the necessary approvals. I will keep everyone updated on new developments and timing. We should all be excited about moving forward with a partner that shares our focus on driving continued, meaningful growth and delivering world-class customer service with heart.

We will have a company-wide Officers meeting/conference call this afternoon at approximately 1:00PM at the corporate board room for those of you that are in and around corporate. We encourage everyone else, especially Branch Managers and their staff depending on branch activity, to dial in to 1-888-808-6929, passcode-2314768 to further discuss the merger and answer any questions you may have. I look forward to speaking with you all soon. Below please find a document with Questions and Answers to help you respond to client and staff inquiries.